Exhibit 99.1

Mace Security International Reports Financial Results for the Fourth Quarter and Year Ended 2007

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq:MACE) today announced results for the fourth quarter and year ended December 31, 2007.

Financial Results

Mace continues to focus on exiting the car wash business and the on-going growth of its Digital Media Marketing and Security Segments. As of March 31, 2008, Mace has sold 31 car washes and 5 truck washes since January 1, 2007. Mace currently has 15 car washes remaining for sale in Texas.

During the fourth quarter of 2007, total revenues increased 49.9% as compared to the fourth quarter of 2006 (a 100% increase in the Digital Media Marketing Segment, a 6.3% increase in the Security Segment and a 7.5% decrease in the Car & Truck Wash Segment). This included a sales increase in Mace’s professional surveillance equipment and personal defense operations, as well as the addition of $4.8 million of revenue related to the digital media marketing business, Linkstar Interactive, Inc., acquired in July 2007.

Mace continues to believe that it is in a strong position for future growth both internally and through acquisitions. The Company has a strong cash position and low debt.

Financial Results – Fourth Quarter 2007 compared to Fourth Quarter 2006

Total revenues for the fourth quarter of 2007 increased to $14.5 million from $9.7 million for the same period in 2006. The sales increase was principally due to the addition of $4.8 million in revenue from the Digital Media Marketing Segment (related to the acquisition of Linkstar in July 2007), and an increase in sales in Mace’s professional surveillance equipment and personal defense products operations, partially offset by a decrease in sales in our consumer direct surveillance equipment operations.

Gross profit as a percentage of revenues was approximately 24.6% for the fourth quarter of 2007 compared to 17.4% for the fourth quarter of 2006. Gross profit percentage for 2007 was comprised of 27.2% for the Security Segment, 18.4% for the Car and Truck Wash Segment and 27.0% for the Digital Media Marketing Segment. In the same period in 2006, this percentage was comprised of 14.7% for the Security Segment and 20.4% for the Car and Truck Wash Segment (Mace did not own its Digital Media Marketing Segment in 2006). The increase in the Security Segment gross profit was due to the above-mentioned sales increase, principally in our personal defense operations, and a change in customer and product mix. The decrease in the Car and Truck Wash gross profit percentage was principally the result of reduced volumes.

Selling, general and administrative (“SG&A”) expenses for the three months ended December 31, 2007 were $4.9 million compared to $3.7 million for the same period in 2006. The increase in SG&A expenses is primarily the result of the acquisition of Linkstar, which added SG&A expenses of $1.3 million in the fourth quarter of 2007. Mace’s SG&A expenses for the fourth quarter of 2007 were also impacted by several notable cash and non-cash charges. Legal, consulting and accounting fees related to the ongoing immigration investigation were approximately $71,000 in the fourth quarter of 2007 compared to approximately $153,000 in the fourth quarter of 2006. SG&A expenses also includes an accrual of approximately $285,000 for waste remediation at our personal defense product’s facility.

Operating loss for the fourth quarter of 2007 was $2.3 million compared to an operating loss of $2.5 million in the fourth quarter of 2006.

Net loss for the fourth quarter of 2007 was $1.4 million, or $(0.09) per share, compared to a net loss of $1.7 million, or $(0.11) per share, in 2006.

Discontinued operations generated income of approximately $513,000 in the fourth quarter of 2007, which included gains on the sales of car and truck wash sites of approximately $317,000.

Financial Results – Full Year 2007 compared to Full Year 2006

Total revenues for the year ended December 31, 2007 were $47.1 million compared to $42.6 million in 2006. Revenues in the Security Segment decreased by approximately $1.1 million, primarily during the first six months of 2007, and car wash and detailing revenues decreased by approximately $2.1 million. The Security Segment decrease was principally a result of the inability of some of Mace’s vendors to supply high volume products in a timely manner, increased sales of discontinued and refurbished products at lower prices, and the Florida embezzlement investigation which impacted operations and management during the first six months of the 2007. This decrease in our surveillance equipment sales was partially offset by growth in revenues in our personal defense operation, and the addition of approximately $7.6 million of revenues from the Digital Media Marketing Segment (related to the acquisition of Linkstar in July 2007). The decrease in our car wash and detailing revenues was primarily the result of the sale of several car washes and reduced volumes due to an increase in inclement weather.

Gross profit as a percentage of revenues was approximately 22.4% for the year ended December 31, 2007 and 22.3% in 2006. Gross profit percentage for 2007 was comprised of 27.2% for the Security Segment, 17.3% for the Car and Truck Wash Segment and 19.7% for the Digital Media Marketing Segment. In 2006, this percentage was comprised of 25.4% for the Security Segment and 18.5% for the Car and Truck Wash Segment (Mace did not own its Digital Media Marketing Segment in 2006). The increase in the Security Segment gross profit was due to a change in customer and product mix. The decrease in the Car and Truck Wash gross profit percentage was principally due to reduced volumes.

SG&A expenses for the year ended December 31, 2007 were $18.3 million compared to $16.2 million in 2006. The increase in SG&A expenses is primarily the result of the acquisition of Linkstar, which added SG&A expenses of $2.0 million in 2007, and a commission related to the Linkstar acquisition of $310,000 in 2007. Mace’s SG&A expenses for 2007 were also impacted by several notable cash and non-cash charges. SG&A expenses include $674,000 of legal, consulting and accounting fees in 2007 relating to the ongoing immigration investigation, compared to $1.5 million of such expenses in 2006. As previously disclosed in early 2007, the Company determined that its former divisional controller of the Florida Security division embezzled funds from the Company. Included in 2007 SG&A expenses is a charge of $99,000, representing the amounts of funds embezzled in the first quarter ended March 31, 2007, and approximately $310,000 of legal, consulting and accounting fees related to the Florida embezzlement investigation. SG&A expenses for 2007 also includes an accrual of approximately $285,000 for waste remediation at our personal defense product’s facility, and non-cash charges to compensation expenses for share-based compensation (employee stock options) of $896,000 compared to $1.36 million for 2006.

Operating loss for the year ended December 31, 2007 was $9.9 million compared to an operating loss of $8.1 million in 2006. The increase in operating loss was principally the result of the above-mentioned decrease in sales and gross profit in the Security and Car and Truck Wash Segments, and the increase in SG&A expense.

Net loss for the full year of 2007 was $6.6 million, or $(0.42) per share, as compared to $6.8 million, or $(0.44) per share, in 2006.

Discontinued operations for the year ended December 31, 2007 include the Company’s Arizona, Florida and Northeast car wash regions, and the Company’s truck washes. The results of operations for these regions are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $2.8 million in 2007, which included gains on the sales of car and truck wash sites of approximately $2.4 million.

The Company’s net book value was $53.6 million, or $3.25 per share, at December 31, 2007. In addition, Mace had $75.4 million in total assets, including $12.4 million of cash and short-term investments at December 31, 2007.

Mace will conduct a conference call on Tuesday, April 8, 2008 at 11:00 AM EDT. The conference call number is (888) 751-6352 and the international conference call in number is (706) 902-1438, conference ID: 41237385. There will be access to a tape recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 41237385. This will be available after the teleconference from 6:00 PM EDT, Tuesday, April 8, 2008 through 6:00 PM EDT, Friday, April 18, 2008. In addition, a live web cast of the conference call will be available online at www.mace.com. A recording of the teleconference will also be available on the Company’s website through April 18, 2008.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and E-Commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes for sale are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended December 31,
	2007	2006
Revenues:
Car wash and detailing services	$2,804	$3,026
Lube and other automotive services	717	863
Fuel and merchandise	603	570
Security	5,522	5,196
Digital media marketing	4,823	-
	14,469	9,655

Cost of revenues:
Car wash and detailing services	2,213	2,315
Lube and other automotive services	576	676
Fuel and merchandise	577	558
Security	4,019	4,430
Digital media marketing	3,521	-
	10,906	7,979

Selling, general and administrative expenses	4,933	3,728
Depreciation and amortization	346	331
Goodwill and asset impairment charges	627	111

Operating loss	(2,343)	(2,494)

Interest expense, net	(108)	(209)
Other income	529	111
Loss from continuing operations before income taxes	(1,922)	(2,592)

Income tax expense	25	39

Loss from continuing operations	(1,947)	(2,631)

Income from discontinued operations, net of tax	513	963

Net loss	$(1,434)	$(1,668)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.12)	$(0.17)
Income from discontinued operations	0.03	0.06
Net loss	$(0.09)	$(0.11)

Weighted average shares outstanding:
Basic	16,465,253	15,275,382
Diluted	16,465,253	15,275,382

Mace Security International, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Audited)

	Twelve Months Ended December 31,
	2007	2006
Revenues:
Car wash and detailing services	$11,704	$12,881
Lube and other automotive services	3,091	3,445
Fuel and merchandise	2,391	2,928
Security	22,278	23,366
Digital media marketing	7,625	-
	47,089	42,620

Cost of revenues:
Car wash and detailing services	9,494	10,187
Lube and other automotive services	2,464	2,727
Fuel and merchandise	2,250	2,769
Security	16,223	17,427
Digital media marketing	6,120	-
	36,551	33,110

Selling, general and administrative expenses	18,344	16,150
Depreciation and amortization	1,431	1,342
Goodwill and asset impairment charges	627	151

Operating loss	(9,864)	(8,133)

Interest expense, net	(450)	(709)
Other income	1,045	851
Loss from continuing operations before income taxes	(9,269)	(7,991)

Income tax expense	98	156

Loss from continuing operations	(9,367)	(8,147)

Income from discontinued operations, net of tax	2,782	1,365

Net loss	$(6,585)	$(6,782)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.60)	$(0.53)
Income from discontinued operations	0.18	0.09
Net loss	$(0.42)	$(0.44)

Weighted average shares outstanding:
Basic	15,810,705	15,274,498
Diluted	15,810,705	15,274,498

CONTACT:
Mace Security International, Inc., Fort Lauderdale
Eduardo Nieves, Jr., Investor Relations
954-449-1313
www.mace.com